Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END RESULTS

— Strong Revenues and Earnings Growth from Defense sector—

CAMARILLO, California – June 15, 2004 – AML Communications, Inc. (AMLJ.OB) today announced results for the fourth quarter and the fiscal year ended March 31, 2004.

Net sales for the twelve months ended March 31, 2004 were $7.0 million, compared with $4.5 million for the same period last year. The net income for the twelve months ended March 31, 2004 was $1.0 million, or $0.13 per share, compared with a net loss of $1.2 million, or ($0.15) per share, for the same period last year.

Net sales for the fourth quarter were $1.7 million, compared with $880,000 for the same period a year earlier.  The Company reported net profits for the fourth quarter of $103,000 or $0.01 per share, compared with a net loss of $493,000 or ($0.06) per share, for the same period a year ago.

Jacob Inbar, president and chief executive officer, said, “The year was characterized by growth resulting from restructuring the Company to address the Defense sector.   I am very pleased with the results. With Defense revenues increasing by approximately 70% when compared to the previous year, we remain highly focused on this sector.  Looking forward, we intend to build on these achievements with an aggressive approach to our markets, leveraging AML’s low cost manufacturing and outstanding technical performance advantages.”

Mr. Inbar added,  “We believe the acquisition of MPI presents many opportunities in the year ahead.  These include synergies at the customer level as well as measurable cost savings.”

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Net sales	$1,696	$880	$6,976	$4,515
Cost of goods sold	1,008	764	3,691	3,013
Gross profit	688	116	3,285	1,502

Operating expenses:
Selling, general & administrative	383	315	1,376	1,243
Research and development	173	282	723	1,231
	556	597	2,099	2,474
Profit (loss) from operations	132	(481)	1,186	(972)

Other income (expense), net	(19)	(12)	(75)	(216)
Profit (loss) before provision for income taxes	113	(493)	1,111	(1,188)

Provision for income taxes	10	—	98	—

Net profit (loss)	$103	$(493)	$1013	$(1,188)

Basic earnings (loss) per common share	$0.01	$(0.06)	$0.13	$(0.15)
Basic weighted average number of shares of common stock outstanding	7,838	7,830	7,838	7,830

Diluted earnings (loss) per common share	$0.01	$(0.06)	$0.11	$(0.15)
Diluted weighted average number of shares of common stock outstanding	9,367	7,830	9,367	7,830

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

CONDENSED BALANCE SHEET

	March 31, 2004	March 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$977	$195
Accounts receivable, net of allowance for doubtful accounts of $34,000 at March 31, 2004 and $36,000 March 31, 2003	665	609
Inventories, net	1,115	1,059
Other current assets	136	135
Total current assets	2,893	1,998

Property and Equipment, at cost:	3,586	4,267
Less – Accumulated depreciation and amortization	(3,177)	(3,631)
	408	636

Other Assets	43	43
	$3,344	$2,677

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$356	$568
Line of credit	80	482
Current portion of capital lease obligations	114	168
Accrued expenses:
Accrued payroll and payroll related expenses	229	160
Accrued state income taxes	98	—
Other accrued liabilities	125	243
Total current liabilities	1,002	1,621

Notes payable – officers	295	50
Notes payable – investors	43	—
Capital Lease Obligations, net of current portion	75	126
Total liabilities	1,415	1,797

Stockholders’ Equity:
Preferred stock, $.01 par value:
1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value:
15,000,000 shares authorized; 7,837,584 shares issued and outstanding at March 31, 2004 and 7,829,459 shares outstanding at March 31, 2003	73	73

Capital in excess of par value	10,338	10,301
Accumulated deficit	(8,482)	(9,494)
Total stockholders’ equity	1,929	880
	$3,344	$2,677